Exhibit 99.1

Contact:

Maneesh Arora

Chief Financial Officer, Exact Sciences Corp.

+1 (508) 683-1200

For Immediate Release

Connelly, Napier Appointed to Exact Sciences’ Board of Directors

MARLBOROUGH, Mass., April 27, 2009 — Exact Sciences Corp. (Nasdaq: EXAS) today announced that James P. Connelly and Katherine S. Napier have joined the company’s board of directors.

Mr. Connelly, 62, is a partner in the Foley & Lardner LLP law firm, where he has served as founding chairman of its Health Law Practice. He brings to the Exact Sciences’ board of directors more than 25 years experience providing strategic business and legal advice to large health care systems, medical group practices, national and regional laboratories, and emerging biotechnology and life sciences companies. He was a director of Third Wave Technologies Inc. from 2005 until its acquisition by Hologic Inc. in 2008.  Mr. Connelly earned his bachelor’s degree from Marquette University and his law degree from the Georgetown University Law Center, where he was editor-in-chief of the Georgetown Law Review.

Ms. Napier, 54, is a 20-year veteran of Procter & Gamble, where from 1979 to 2002, she rose from assistant brand manager to vice president and general manager of the company’s North American pharmaceutical business.  That business experienced unprecedented growth during her five-year tenure, which included the launch of the osteoporosis drug Actonel.  Actonel grew to $1 billion in revenue more quickly than any of the company’s brands. Ms. Napier also served as senior vice president of marketing at McDonald’s Corp., where she led the company’s reinvigoration of its business with women and families. She received her bachelor’s degree in economics and studio fine arts from Georgetown University, and earned a master of business administration degree in marketing and finance from Xavier University. Ms. Napier serves on the board of directors of the Alberto Culver Co., Catholic Health Care Partners, Xavier University, and the board of visitors of Wake Forest University Calloway School of Business.  She was a director of Mentor Corp. before its acquisition earlier this year by Johnson & Johnson and of Third Wave Technologies Inc. until its acquisition by Hologic Inc. in 2008.

“We are delighted to welcome Jim and Kay to Exact’s board of directors,” said Kevin T. Conroy, president and chief executive of Exact.  “Both have impressive sets of experience in their own right.  The combination of Jim’s and Kay’s strategy, financing, technology and marketing backgrounds, particularly in the molecular diagnostics market, are a powerful addition to our board at this important time in the company’s history.”

Michael E. Singer, whose term expires in July, has decided not to stand for re-election to the board.  Mr. Singer said he accomplished what he believed was needed for the company, including the completion of the Genzyme transaction and the recruitment of new executive management, in which he played a key role.  The growing time commitment required at a start-up company which Mr. Singer serves as chief executive also was a factor in his decision.

“I am delighted to have served on Exact Sciences’ board, a company in which I have been a substantial shareholder for many years and was interested in helping put in the right direction,” Mr. Singer said.  “As a shareholder, I am delighted that we were able to hire Kevin Conroy and Maneesh Arora to lead the company.  I am also thrilled we have been able to attract the high-quality board members who have worked with Kevin and Maneesh and deeply understand the intricacies of the molecular diagnostics field.”

“We are grateful to Michael for his very wise counsel during his tenure on our board,” said Patrick J. Zenner, chairman of the board of Exact.  “Michael brought a unique, incisive perspective to the company during a critical time.  He can take great pride in his contributions to Exact’s substantial accomplishments during his tenure as a director.”

About Exact Sciences Corp.

Exact Sciences Corp. is a molecular diagnostics company focused on the eradication of cancer through the early detection of pre-cancers and adenomas.  The company has exclusive intellectual property protecting its non-invasive, molecular screening technology for the detection of colorectal cancer, the second-leading cause of cancer deaths in the United States.  Stool-based DNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer.